Exhibit 10.4

Dear Tom Brunner                                                     18 May 2001

I am pleased to confirm our offer for you, to join our organization as Vice President of Opthalmic Business Unit. Quality council. In this capacity you will report directly to Lou Scafuri, Chief Operating Officer. The compensation and employee benefits program for this position are outlined as follows:

Base Salary

You will receive a base salary of 13,348 per month ($ 160,180 annualized).

Management Bonus Program

As a member of the Executive Staff you will be eligible to participate in the Company Bonus Plan at a 50% base participation rate. The Plan is specifically designed to reward participants based upon the attainment of Corporate and personal performance. The bonuses are paid quarterly.

Stock Option Plan

We will recommend to the Board of Directors that you be considered for a stock option grant of 60,000 shares of Esc Medical Systems stock, at a price as will be at the date of closing. The options will vest over a three-year period, 20,000, 20,000 and 20,000 respectively.

Benefits and Vacation:

These will be similar to Employee's current benefits package.

Term and Termination:

Employment  term  shall  be up to  one  year  but  not  less  than  six  months.
Termination, either by Employee or Company , shall require 30 days written notice.

Confidentiality, assignment of IP, non-compete, non-solicitation:

Agreement will include continuation of employee's present CMG obligations with the exception that non-compete will only apply to products which new company currently manufactures or is currently in active Research and Development.

Tom, we look forward to working together. To indicate acceptance of this offer, please sign and return one copy of this letter to me.

Sincerely,

/s/Yossi Gal
-----------------------------
Yossi Gal
Vice President of Human Resources

/s/Tom Brunner
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Tom Brunner                                          Date:


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